UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (earliest event reported): February 7, 2018 (February 1, 2018)

Hooper Holmes, Inc.
(Exact name of registrant as specified in its charter)

New York	001-09972	22-1659359
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

560 N. Rogers Road, Olathe, KS 66062
(Address of principal executive offices and zip code)

(913) 764-1045
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On February 2, 2018, Hooper Holmes, Inc. (the “Company”) entered into a Third Amendment (together with related agreements and documents, the “Third Amendment”) to the Amended and Restated Credit Agreement dated as of May 11, 2017 (as amended, the “Credit Agreement”), by and between the Company and SWK Funding LLC (“SWK”). The Third Amendment has an effective date of February 1, 2018.
The Third Amendment extended the due date for a $2 million term facility that makes up a portion of the overall facility under the Credit Agreement (the “$2 Million Facility”) to April 30, 2018, to provide the Company additional liquidity during a traditionally slow period. Under the Third Amendment, the Company repaid $250,000 of the principal balance of the $2 Million Facility on February 1, 2018, agreed to make an additional principal payment of $250,000 on or before March 15, 2018, paid a $10,000 amendment fee, and agreed to amend and restate the outstanding warrants held by SWK for the purchase of shares of the Company’s common stock (the “Warrants”). The Warrants, when amended on or before May 4, 2018, will reflect an exercise price equal to the lesser of (a) the closing price of the Company’s common stock on April 30, 2018, (b) the average closing price of the Company’s common stock over the five trading days preceding April 30, 2018, or (c) the pre-amendment exercise price applicable to the Warrants of $0.80 or $0.84, respectively.

In addition to extending the due date of the $2 Million Facility, SWK agreed prospectively to waive the Company’s compliance with certain financial covenants as of December 31, 2017, if the Company were to determine, upon preparation of the Company’s audited financial statements, that it had failed to comply with the covenants.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOPER HOLMES, INC.

Dated: February 7, 2018	By:	/s/ Kevin Johnson
Kevin Johnson
Chief Financial Officer